Exhibit 99.1

Alphabet Appoints Roger W. Ferguson, Jr. to its Board of Directors

MOUNTAIN VIEW, CA – JUNE 29, 2016 – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced it has appointed Roger W. Ferguson, Jr. to its Board of Directors. Mr. Ferguson is a respected leader in the economics and finance industries, and will serve on Alphabet’s Audit Committee. His appointment was effective June 24, 2016.

“I’m so excited that Roger has agreed to join our Board,” said Eric Schmidt, Executive Chairman of the Board of Directors, Alphabet. “He has a long record of distinguished and thoughtful service in the private and public sectors, and deeply understands how technology can improve the lives of people around the world.”

“I’ve long admired Google’s and Alphabet’s positive impact on people across the globe,” Mr. Ferguson said. “I’m honored to join the Alphabet board and look forward to helping the company in its many terrific opportunities ahead.”

Mr. Ferguson has served as the President and Chief Executive Officer of TIAA, a major financial services company, since April 2008. He joined TIAA after his tenure at Swiss Re, a global reinsurance company, where he served as Chairman of the firm’s America Holding Corporation, Head of Financial Services, and a member of the Executive Committee from 2006 to 2008. Prior to that, Mr. Ferguson joined the Board of Governors of the U.S. Federal Reserve System in 1997 and served as its Vice Chairman from 1999 to 2006, and was a consultant at McKinsey & Company from 1984 to 1997.

Mr. Ferguson has been a member of the board of directors of General Mills, Inc., a manufacturer and marketer of branded consumer foods, since December 2015, and serves on its corporate governance committee and finance committee; and International Flavors & Fragrances, Inc., a creator of flavors and fragrances, since April 2010, and serves as chair of its compensation committee. He is also on the advisory board of Brevan Howard Asset Management LLP, a global alternative asset manager.

Mr. Ferguson holds a Bachelor of Arts degree in economics, a Doctoral degree in economics, and a Juris Doctor degree, all from Harvard University. He is currently Chairman of the Conference Board and serves on the Board of Trustees of the Institute for Advanced Study and the Board of Trustees of the Memorial Sloan Kettering Cancer Center.

About Alphabet Inc.

Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 60,000 employees worldwide, with a wide range of popular products and platforms like Search, Maps, Ads, Gmail, Android, Chrome, and YouTube. In October 2015, Alphabet became the parent holding company of Google.